Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Handy & Harman Ltd. and Subsidiaries on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Handy & Harman Ltd. and Subsidiaries on Form S-8 (File No. 333-144148, effective June 28, 2007, File No. 333-172788, effective March 11, 2011 and File No. 333-183186, effective August 9, 2012).

/s/ Grant Thornton LLP

New York, New York
February 28, 2013